Exhibit 99.1

FOR IMMEDIATE RELEASE

Fuel Systems Board of Directors Recommends that Stockholders Vote “FOR” the Merger with Westport

Files Revised Definitive Proxy Statement/Prospectus

Reviews Compelling Strategic and Financial Benefits Created by Fuel Systems/Westport Combination

Schedules May 31, 2016 Special Meeting of Stockholders to Vote on Merger with Westport

NEW YORK, May 2, 2016 – Fuel Systems Solutions, Inc. (“Fuel Systems” or “the Company”) (Nasdaq: FSYS) today announced that a revised definitive proxy statement/prospectus has been filed with the Securities and Exchange Commission in connection with Fuel Systems’ pending merger with Westport Innovations Inc. (“Westport”)(TSX: WPT / Nasdaq: WPRT). The revised proxy statement/prospectus also provides supplemental disclosure related to an amendment entered into on March 6, 2016 to the merger agreement between Fuel Systems, Westport and a wholly owned subsidiary of Westport, and other recent developments. On or about May 2, 2016, Fuel Systems will commence mailing the revised proxy statement/prospectus to its stockholders.

The Fuel Systems board of directors recommends that Fuel Systems stockholders vote “FOR” the proposal to adopt the amended merger agreement, which is necessary to complete the merger and “FOR” the other proposals described in the revised proxy statement/prospectus. Fuel Systems shareholders may vote by telephone or via the internet by following the instructions on the proxy card that they will receive in the mail.

After a thorough strategic evaluation process, the Fuel Systems board determined that the combination with Westport is advisable and in the best interest of Fuel Systems and its stockholders.

Strategic Highlights include:

•	Compelling Value for Fuel Systems’ Stockholders – Fuel Systems’ stockholders will receive stock consideration, allowing them to benefit from potential increased efficiencies created by the combination and upside potential of the combined company. The amended merger agreement provides Fuel Systems’ stockholders with a collar-based exchange ratio to provide additional protection for lower Westport share prices. Fuel Systems’ stockholders will receive Westport common shares for each Fuel Systems common share they own upon closing of the merger based on the exchange process described in the amended merger agreement.

•	Increased Scale and Opportunity to Better Serve Customers – The combined company will have a broad global reach, complementary research and development capabilities and increased scale and product diversity.

•	Complementary Product Mix and Customer Offering – The combined company will offer comprehensive solutions in light- and heavy-duty transportation applications and industrial-focused applications, serving the world’s largest and fastest growing markets. The combined asset base is comprised of state-of the-art facilities strategically located across five continents and a leading distribution network spanning 70 countries.

•	Broadened Original Equipment Manufacturer (OEM) Relationships – Both companies have built long-standing relationships with OEMs such as General Motors Company, Ford Motor Company, Nissan Motor Company, Kia Motors Corporation, Subaru of Fuji Heavy Industries, Mitsubishi Group, Volvo Car Group, Volkswagen, Fiat Chrysler Automobiles, Tata Motors, GAZ Group, PACCAR Inc., Weichai and Cummins.

•	A High-Value IP Portfolio – Both companies have a long history of technology innovation and engineering capabilities, which have garnered the interest and demand from global vehicle and engine OEMs. The combined company will have filed over 500 patents in CNG/LNG/LPG parts and systems worldwide. This combination of a strong intellectual property position, prolific development and commercialization efforts will help expand the product pipeline for the industry.

Date and Time for Special Meeting

Fuel Systems’ special meeting of stockholders is scheduled to take place on May 31, 2016 at 12:00 p.m. Eastern Time. The meeting will be held at Day Pitney LLP, 7 Times Square, 20th Floor, New York, New York 10036.

All stockholders of record of Fuel Systems’ common stock at the close of business on April 29, 2016, will be entitled to vote their shares either in person or by proxy at the special meeting of stockholders.

All Fuel Systems stockholders of record should submit their proxy promptly, even if they were stockholders of record as of the prior record date and submitted a proxy for the previously scheduled meeting.

Fuel Systems stockholders do not need to attend the meeting to support the merger. Fuel Systems stockholders that have questions about the proposals or about submitting a proxy for their shares should contact Laurel Hill Advisory Group at (888) 742-1305 (banks and brokers call collect at (516) 933-3100).

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the United States Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

Westport has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4, which includes the revised proxy statement of Fuel Systems that also constitutes a prospectus. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE REVISED PROXY STATEMENT/PROSPECTUS, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT WESTPORT, FUEL SYSTEMS, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders are able to obtain free copies of the revised proxy statement/prospectus and other documents filed with the SEC by the parties through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the revised proxy statement/prospectus and other documents filed with the SEC by the parties by contacting Westport Investor Relations at 1-604-718-2046 or invest@westport.com (for documents filed with the SEC by Westport) or Fuel Systems Investor Relations advisors, LHA, at 1-415-433-3777 or fuel@lhai.com (for documents filed with the SEC by Fuel Systems).

Participants in the Solicitation

Westport, Fuel Systems and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Fuel Systems in respect of the proposed transactions contemplated by the revised proxy statement/prospectus. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of Fuel Systems in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, are set forth in the revised proxy statement/prospectus filed with the SEC. Information regarding Westport’s directors and executive officers is contained in Westport’s Annual Report on Form 40-F for the year ended December 31, 2015, and its Management Information Circular, dated March 11, 2015, which is filed with, in the case of the Annual Report on Form 40-F, and furnished to, in the case of the Management Information Circular, the SEC and can be obtained free of charge from the sources indicated

above. Information regarding Fuel System’s directors and executive officers is contained in Fuel System’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Proxy Statement on Schedule 14A, dated April 14, 2015, each of which are filed with the SEC and can be obtained free of charge from the sources indicated above.

Cautionary Note Regarding Forward Looking Statements

This press release contains certain “forward looking statements” within the meaning of federal securities laws. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, and similar expressions may be used to identify forward looking statements. Forward looking statements are not statements of historical fact and reflect Fuel Systems’ and Westport’s current views about future events. This press release contains forward-looking statements, including statements regarding the merger, the amended merger agreement, the anticipated timing of the Fuel Systems’ stockholders meeting, the exchange ratio and related matters. These statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties and are based on both the views of management and assumptions that may cause our actual results, levels of activity, performance or achievements and ability to complete the proposed merger with Westport to be materially different from any future results, levels of activities, performance or achievements expressed in or implied by these forward looking statements. These risks and uncertainties include risks and assumptions related to our revenue growth, operating results, industry and products, the general economy, conditions of and access to the capital and debt markets, governmental policies, regulation and approvals, technology innovations, fluctuations in foreign exchange rates, operating expenses, the availability and price of natural gas, global government stimulus packages, the acceptance of and shift to natural gas vehicles, the relaxation or waiver of fuel emission standards, the inability of fleets to access capital or government funding to purchase natural gas vehicles, the development of competing technologies, our ability to adequately develop and deploy our technology, the actions and determinations of our joint venture and development partners, as well as other risk factors and assumptions that may affect our actual results, performance or achievements or financial position discussed in Westport’s Annual Report on Form 40-F for the year ended December 31, 2015, and Fuel System’s Annual Report on Form 10-K for the year ended December 31, 2015, and other filings made by the companies with securities regulators. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they were made. We disclaim any obligation to publicly update or revise such statements to reflect any change in their expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in these forward looking statements except as required by National Instrument 51-102. The contents of any website, RSS feed or twitter account referenced in this press release are not incorporated by reference herein.

For more information, please contact:

Inquiries:

Fuel Systems Solutions

Pietro Bersani, Chief Financial Officer

(646) 502-7170

Investors:

Laurel Hill Advisory Group

516-933-3100 or 888-742-1305 (toll-free)

Media:

Tim Lynch / Nick Leasure

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449